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                                                                   Exhibit 10.26

                   [LETTERHEAD OF AUTOWEB.COM APPEARS HERE]

February 9, 1999

Gordon Kass
12689 Cambridge Drive
Saratoga, CA 95070

Dear Gordon:

I am pleased to extend our offer to you with Autoweb.com (the "Company") in the position of Chief Technology Officer. This letter is intended to set forth the terms and conditions of Autoweb.com's offer of employment.

Your full-time employment (at full pay and benefits) will begin February 24, 1999, or sooner contingent upon execution of this letter of agreement prior to commencement date. Your semi-monthly rate of pay will be $7,708.34, which is equivalent to $185,000.00 annually. You will also be eligible for an annual bonus equal to 30% of your annual salary, based on company performance and individual objectives.

To assist you in your relocation to Santa Clara, CA, Autoweb.com will provide up to $35,000.00 in relocation expenses. Additionally commuting expenses will be provided for a maximum of up to 4 months. You will assume tax consequences for any relocation money paid to you or on your behalf in compliance with IRS regulations regarding moving expenses.

You will be eligible to receive certain employee benefits including health, vision and dental insurance effective your first day of full-time employment, and our 401(k) plan effective at a later date. You will also be eligible for fifteen days of Paid Time Off (PTO) and eleven paid holidays per year. You will also be entitled to 112,500 shares of stock options, at $3.33 per share, which will vest as follows: 10% will be vested upon grant and the balance will vest on a pro rata monthly basis over 3 years, commencing on the first anniversary of the grant date and subject to Board of Director approval.

If you choose to accept this offer, your employment with the Company will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause. If the Company terminates your employment for any other reason than cause, the Company will pay you 6 months annual base compensation and cover the cost of health coverage (medical, dental & vision) through Cobra for you and your dependents for up to 6 months. In the event of a Change of Control, 50% of your unvested options will vest, if you are not retained as an employee of the Company.

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Mr. Gordon Kass
Page 2
February 9, 1999

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire. Because of this federal law, our employment offer must be contingent upon your timely provision of information for immigration purposes. Please let us know as quickly as possible if you foresee some delay in obtaining the necessary documents, so that we can do whatever we can to help. Your employment offer is also contingent upon the completion of an application and the results of a Background Check as authorized in your application.

In the event of any dispute or claim relating to or arising out of our employment relationship, this agreement, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, sex, disability, rate or other discrimination), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in San Mateo County, California, and we waive our rights to have such disputes tried by a court or jury. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me as soon as possible. I have enclosed a duplicate original for your records. You will be required to sign an Employee Inventions and Proprietary Rights Assignment Agreement and an Employee Non Disclosure Agreement as a condition of your employment. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except through a written agreement signed by the Company. This offer will expire 2/12/99.

We look forward to working with you at Autoweb.com. Welcome aboard!

                                        Sincerely,

                                        /s/ Dean DeBiase
                                        ____________________________
                                        Dean DeBiase
                                        President & CEO

AGREED TO AND ACCEPTED:

/s/ Gordon Kass 2-12-99
________________________
Gordon Kass